EXHIBIT 10.1
AGREEMENT
          THIS AGREEMENT, effective as of the 2nd day of June, 2006, by and between EMS TECHNOLOGIES, INC., a Georgia corporation (the “Company”), and Paul B. Domorski (”Domorski”)
W I T N E S S E T H:
          WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control (as defined below) of the Company and to provide certain other benefits, and Domorski is a key employee of the Company and an integral part of its management; ; and
          WHEREAS, the Company and Domorski, in connection with the employment of Domorski as the Company’s President and Chief Executive Officer, negotiated and agreed upon certain other provisions with respect to the consequences of a termination of Domorski’s employment under certain circumstances.
          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
          I. TERM OF AGREEMENT.
          This Agreement shall be effective immediately upon its execution by the parties hereto, and shall remain in effect during the term of Domorski’s employment with the Company, and thereafter as required to enforce Domorski’s right to receive benefits and payments as provided herein. This Agreement is not and shall not be deemed to be an employment agreement and in no way guarantees Domorski the right to continue in the employment of the Company or its affiliates. Domorski’s employment is considered employment at will, subject to Domorski’s right to receive payments and benefits upon certain terminations of employment as provided herein.
          II. DEFINITIONS.
          1. Board — The Board of Directors of the Company, or its successor.
          2. Cause — The term “Cause” as used herein shall mean: (i) any act that constitutes, on the part of Domorski, (a) fraud, dishonesty, gross negligence, or willful misconduct, and (b) that directly results in material injury to the Company, or (ii) Domorski’s conviction of a felony or crime involving moral turpitude. A termination of Domorski for “Cause” based on clause (i) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Domorski specifying the conduct deemed to qualify as Cause, unless Domorski shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (ii) above shall take effect immediately upon giving of the termination notice.
          3. Change in Control — The term “Change in Control” as used herein shall mean the occurrence of one of the following:
(i) the Company consolidates or merges with or into another corporation, or is otherwise reorganized, if the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, directly or indirectly, more than 50% of the then-outstanding shares of common stock or more than 50% of the assets of the Company; or
(ii) more than 35% of the then-outstanding shares of common stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group acting in concert, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or
(iii) an election, or series of related elections, of members of the Board of Directors shall occur such that a majority of such members following such election(s) shall not have been nominated or recommended for election by a majority of the members of the Board of Directors who were serving immediately prior to such election(s); or
(iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and constitutes a Change in Control for purposes of this Agreement.
          4. Constructive Termination — The term “Constructive Termination” shall mean termination of employment that is voluntary on the part of Domorski, and, in the judgment of Domorski, is due to, and which occurs within six months of:
(a) a material adverse change, without Domorski’s consent, in Domorski’s duties, responsibilities or title at the Company from those previously in effect, or a materially adverse alteration in the nature or status of such duties or responsibilities (other than any such alteration to the extent incidental to the fact that the Company may no longer be a public company);
(b) a reduction by the Company of Domorski’s base salary from such salary previously in effect;
(c) the relocation, without Domorski’s consent, of the Company’s principal executive offices to a location outside the Atlanta, Georgia metropolitan area, or the Company’s requiring Domorski to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Domorski’s position as President and Chief Executive Officer;
(d) the failure by the Company, without Domorski’s consent, to pay to Domorski any portion of Domorski’s then-current compensation (including base salary and annual bonus), or to pay to Domorski any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven days of the date such compensation is due;
(e) the failure by the Company to continue in effect any compensation plan in which Domorski previously participated, which is material to Domorski’s total compensation, including but not limited to the Company’s annual bonus plan, stock option plan, or any similar or substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Domorski’s participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Domorski’s participation relative to other participants, as previously existed, except, in all such cases not involving a Change in Control, to the extent such failure is attributable to and consistent with a termination or modification of such plans as in effect and as applied generally to a group of employees comprising not less than all of the Company’s officers; or
(f) the failure by the Company to continue to provide Domorski with benefits substantially similar to those enjoyed by Domorski under any of the Company’s life insurance, medical, health and accident or disability plans in which Domorski was previously participating, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or would deprive Domorski of any material fringe benefit otherwise previously enjoyed by Domorski, except, in all such cases not involving a Change in Control, to the extent such failure or action is attributable to and consistent with a termination or modification of such plans as in effect and as applied generally to a group of employees comprising not less than all of the Company’s officers.
A termination shall not be considered a Constructive Termination within the meaning of this Agreement if such termination is the result of Cause, Disability or death of Domorski. Domorski’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act relating to or supporting a Constructive Termination hereunder.
          5. Disability — The term “Disability” shall mean Domorski’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six months.

          6. Excess Severance Payment — The term “Excess Severance Payment” shall have the same meaning as the term “excess parachute payment” defined in Section 280G(b) (1) of the Code.
          7. Involuntary Termination — The term “Involuntary Termination” shall mean termination of employment that is involuntary on the part of Domorski and that occurs for reasons other than Cause, Disability or death.
          8. Present Value — The term “Present Value” shall have the same meaning as provided in Section 280G(d) (4) of the Code.
          9. Reasonable Compensation — The term “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b) (4) of the Code.
          10. Severance Payment — The term “Severance Payment” shall have the same meaning as the term “parachute payment” defined in Section 280G(b) (2) of the Code.
          III. BENEFITS UPON TERMINATION.
          1. The benefits described in Section 2 below shall, subject to Article IV of this Agreement, be paid or provided to Domorski in the following circumstances:
(a) Termination Upon Change in Control — If a Change in Control occurs during the term of this Agreement and Domorski’s employment is terminated within 24 months thereafter, and such termination is an Involuntary Termination or a Constructive Termination; or.
(b) Other Eligible Terminations — If Domorski’s employment is terminated at any time during the term of this Agreement and such termination is an Involuntary Termination or a Constructive Termination.
          2. Benefits to be Provided — If Domorski becomes eligible for benefits under Section 1 above, the Company shall pay or provide to Domorski the compensation and benefits set forth in this Section 2.
(a) Salary — Domorski will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(b) below) for a period of:
(i)	36 months from his date of termination in the event the termination follows a Change in Control occurring without the prior approval of the Board of Directors;

(ii)	24 months from his date of termination in the event the termination follows a Change in Control occurring with the prior approval of the Board of Directors; and

(iii)	12 months from his date of termination in the event the termination is not associated with a Change in Control but is an other eligible termination as specified in paragraph 1(b) above.
provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value on the date Domorski’s employment is terminated. For purposes hereof, Domorski’s “current salary” shall be the highest rate in effect during the six-month period prior to Domorski’s termination.
(b) Health and Life Insurance Coverage — The health and life insurance benefits coverage (including any executive medical plan or split dollar insurance plan) provided to Domorski at his date of termination (or within six months prior to such date of termination), shall be provided by the Company at its expense at the same level and in the same manner as if his employment had not terminated (and, if applicable, such coverage had not been terminated or modified within six months prior to such date of termination), but subject to the customary changes in such coverages if Domorski reaches age 65 or has similar changes in personal or family circumstances, beginning on the date of such termination and ending on the date 12 months from the date of such termination (the “Continuation Period”). Any additional coverages Domorski had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Domorski was paying for such coverages at the time of termination shall be paid by Domorski by separate check payable to the Company each month in advance. If the terms of any healthcare plan referred to in this subsection do not permit continued participation by Domorski as required by this subsection, or if the healthcare benefits to be provided to Domorski and his dependents pursuant to this subsection cannot be provided in a manner such that the benefit will be tax-free to them, then the Company shall (A) pay to Domorski monthly during the Continuation Period an amount equal to the monthly rate for comparable COBRA coverage under such healthcare plan for former active employees, minus the amount active employees are then paying for such coverage, , plus an additional amount as necessary to reimburse Domorski for the additional taxes payable on both such additional compensation and such additional amount at a combined tax rate of 45%, and (B) permit Domorski and his dependents to elect to participate in such healthcare plan for the Continuation Period upon payment of the applicable rate for COBRA coverage. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA coverage would otherwise be provided If the terms of any other benefit plan referred to in this Section do not permit continued participation by Domorski, then the Company will arrange at its expense for other coverage providing substantially similar benefits.

(c) Stock Options — As of Domorski’s date of termination, all outstanding stock options granted to Domorski under any stock option plan or program maintained by the Company shall become 100% vested and immediately exercisable, and shall thereafter remain exercisable until the expiration dates otherwise in effect had Domorski remained continuously employed by the Company.
(d) Effect of Death — In the event of Domorski’s death after he becomes entitled to benefits hereunder, the benefits shall be continued to his spouse for the remainder of the applicable 36, 24 or 12-month period. If Domorski is not married, the benefits shall cease on his date of death.
(e) Effect of Retirement Eligibility — The fact that Domorski is eligible for early, normal or delayed retirement under a Company retirement plan at the time of his termination shall not make him ineligible to receive benefits hereunder.
          3. Conformance with Section 409A. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (“Section 409A”), including any applicable transition rules. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments under Article III to “key employees” of the Company to the extent such delay is mandated by the provisions of Section 409A; provided that the Company and Domorski may agree to take into account any transitional rule available under Section 409A.
          IV. LIMITATION OF BENEFITS.
          1. Limitation of Amount — Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to Domorski by the Company under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in Section 2 below to the extent necessary so that the compensation and benefits payable or to be provided to Domorski under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation. The determinations under this Section IV.1 with regard to Excess Severance Payments shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Domorski, which shall provide detailed supporting calculations to the parties.

          2. Modification of Amount — In the event that the amount of any Severance Payments which would be payable to or for the benefit of Domorski under this Agreement must be modified or reduced to comply with this Article, Domorski shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Company.
          3. Avoidance of Penalty Taxes — This Article shall be interpreted so as to avoid the imposition of excise taxes on Domorski under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and Domorski agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.
          4. Additional Limitation — In addition to the limits otherwise provided in this Article, to the extent permitted by law Domorski may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Domorski under Section 4999 of the Code or to otherwise reduce or delay liability for taxes owed under the Code.
          V. MISCELLANEOUS.
          1. Notices — Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered and shall be hand delivered, sent by facsimile transmission with request for confirmation of receipt, or mailed registered or certified mail (return receipt requested), to such party at such party’s address as specified below, or at such other address as such party shall specify by notice to the other.

If to the Company:	EMS Technologies, Inc.
660 Engineering Dr.
Norcross, GA 30092
Attention: General Counsel
          If to Domorski, to his last address provided to the Company by Domorski, and if none as otherwise shown on the records of the Company.
          2. Assignment — This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Domorski, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor. Failure by the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to the same compensation and benefits upon Involuntary Termination or Voluntary Termination as if a Change in Control had occurred.
          3. No Obligation to Fund — The agreement of the Company (or its successor) to make payments to Domorski hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successor) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.
          4. Applicable Law — This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
          5. Arbitration of Disputes; Expenses — All claims by Domorski for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Domorski in writing within 20 days following the submission of such claim, and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties, and judgment upon the award may be entered on the arbitrator’s award in any court having jurisdiction. Any arbitration award in favor of Domorski, in whole or in part, shall include interest, at the rate of 10% per annum, on the amount awarded from the date it was due for payment as provided in this Agreement. In the event Domorski incurs legal fees and other expenses in seeking to obtain or enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay, and any arbitration award shall include, Domorski’s reasonable legal fees and expenses incurred in enforcing this Agreement and Domorski’s share of the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, that the fee for the arbitrator shall be shared equally.
          6. Amendment — This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.
          7. Severability — If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.
          8. Other Benefits — Nothing in this Agreement shall limit or replace the compensation or benefits payable to Domorski, or otherwise adversely affect Domorski’s rights, under any other benefit plan, program or agreement to which Domorski is a party.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and Domorski has hereunder set his hand, as of the date first above written.

EMS TECHNOLOGIES, INC.

/s/

By:	John B. Mowell
Title:	Chairman of the Board
(Corporate Seal)

Attest:	/s/ William S. Jacobs
Secretary

/s/

Paul B. Domorski